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                                                                    Exhibit 99.1


                     ASD ANNOUNCES REORGANIZATION EFFORTS


     Poughkeepsie, New York - June 7, 2001 - ASD Group, Inc. (OTCBB: ASDG) announced today that ASDG and its operating subsidiary (jointly "ASDG") have voluntarily filed petitions for relief under Chapter 11 of the United States Bankruptcy Code. The petitions, which allow for reorganization of the companies' debts, were filed in the United States Bankruptcy Court for the Southern District of New York. ASDG was granted the right, by the court, to use cash collateral on an interim basis until a further hearing.

     Concurrent with these filings, ASDG is initiating efforts to achieve a comprehensive restructuring of its obligations with all of its creditors. Management is pursuing various strategies in connection with payment of ASDG's outstanding indebtedness.

     At this time, management believes these filings are in the best interest of ASDG's employees, creditors, customers and shareholders. ASDG expects to continue its operations while it uses the reorganization process to regain the financial strength necessary to compete effectively. The filings will enable ASDG to continue to provide contract manufacturing and engineering services to its customers.

     ASDG provides comprehensive contract manufacturing and engineering services to original equipment manufacturers. ASDG specializes in the fabrication, assembly, and testing of complex industrial products and non-invasive testing equipment. ASDG manufactures complete systems, as well as assemblies, including printed circuit boards, cable and wire harnesses and other electro-mechanical assemblies. ASDG complements its basic manufacturing services by providing its customers with a broad range of sophisticated product engineering and design services. Products manufactured by ASDG range from automated test and production systems to less complex products such as bicycle wheel hubs.

     This Press Release contains forward-looking information that involves risks and uncertainties, including statements about ASDG's plans, objectives, expectations and intentions. Readers are cautioned that forward-looking statements include known and unknown risks. Such risks include, but are not limited to, the uncertainties associated with a contract manufacturing company which is dependent upon a small number of large companies and upon key personnel and upon certain industries, a company which has a limited history of profitability and a need for additional capital as well as the risks associated with a bankruptcy proceeding. ASDG is also subject to risks detailed herein or detailed from time to time in ASDG's filings with the Securities and Exchange Commission.

Contact Information:  Linda C. Frazier
                      845.452.3000